Exhibit 99.1

Notes to Footnote 1:

This Form 4 is being filed because the Reporting Person (as defined below) may be deemed to have effected a change in beneficial ownership of the Common Stock of Refco Inc. (the “Issuer”) as a result of CSFB Fund Co-Investment Program, L.P. (“CSFB-Fund”), an indirect subsidiary of the Bank (as defined below), having sold shares of the Common Stock of the Issuer pursuant to that certain Underwriting Agreement, dated as of August 10, 2005, among the Issuer, Credit Suisse First Boston LLC, Goldman Sachs & Co., Banc of America Securities LLC, as representatives of several underwriters, and certain selling stockholders, one of which is CSFB-Fund. The Reporting Person, along with the Issuer, New Refco Group Ltd., LLC, Refco Group Holdings, Inc., the Phillip R. Bennett Three Year Annuity Trust, Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V., L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership and certain other persons (collectively, the “Other Persons”), may be deemed to be a group with respect to the securities of the Issuer, as a result of CSFB-Fund and the Other Persons being signatories to that certain Amended and Restated Stockholders Agreement, dated as of August 10, 2005.  The shares of the Issuer as reported on Table I are held directly by CSFB-Fund, a Delaware limited partnership. DLJ Fund Partners, L.P. (“DLJFP”), a Delaware limited partnership and a holding company, is the general partner of CSFB-Fund. DLJMB Fund, Inc. (“DLJMB”), a Delaware corporation and a holding company, is the general partner of DLJFP. DLJ MB Advisors, Inc. (“DLJMBA”), a Delaware corporation and a registered investment adviser, owns all of the stock of DLJMB. Credit Suisse First Boston Private Equity, Inc. (“CSFBPE”), a Delware corporation, owns all of the stock of DLJMBA. CSFBPE’s principal business is as a holding company of private equity businesses for the Bank (as defined below). Credit Suisse First Boston (USA), Inc., a Delaware corporation and holding company (“CSFB-USA”) is the sole stockholder of CSFBPE. Credit Suisse First Boston, Inc. (“CSFBI”), a Delaware corporation, owns all of the voting stock of CSFB-USA.

In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse (the “Bank”), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the “CSFB business unit”) excluding Asset Management (as defined below) (the “Reporting Person”). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management (“Asset Management”). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank’s principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person’s principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of CSFBI. The Bank’s voting stock is entirely owned by Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CSFBI.

CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG has three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the “Credit Suisse business unit”) and the Winterthur business unit (the “Winterthur business unit”). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG’s business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own shares of Common Stock of the Issuer and such securities are not reported in this Form 4. CSG disclaims beneficial ownership of the securities to which this Form 4 relates that are beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of the securities to which this Form 4 relates that are beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of shares of Common Stock beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.